Exhibit 99.1

June 7, 2005

FOR IMMEDIATE RELEASE -------------------------------------------------------------------------------------------------------------------------

Baylake Corp Performance and City Center Completion Highlights at Annual Meeting

     Sturgeon Bay, WI—Baylake Corp., the holding company for Baylake Bank, held its annual shareholders’ meeting Monday, June 6, 2005, at Stone Harbor Resort and Conference Center in Sturgeon Bay. Over 130 shareholders were present, with 84.71% of total shares represented in person or by proxy, as Chairman of the Board T.L. Herlache welcomed meeting attendees.

     Herlache provided a review of 2004 performance and highlighted several key indicators and performance trends. During 2004, Baylake Corp. exceeded the $1 billion milestone in total assets, while also realizing 7.8% growth in total deposits. Non-performing loan trends as a percent of total assets showed continued improvement, and net income for the corporation at December 31, 2004 increased 35.4% over the same period in 2003.

     Herlache’s executive and financial review was followed by a presentation from the bank’s Central Regional Board Chairman, Paul Jay Sturm. For management purposes, Baylake is internally divided into four regions, including Door, Green Bay area, Lakeshore, and Central (including Manawa, Waupaca, King, Fremont, Poy Sippi, and Berlin).

     Sturm, an attorney and life-long resident of Manawa, described for shareholders the role of the regional board and introduced shareholders to opportunities he saw for Baylake Bank in the Central Region. “Regional Board members are the ambassadors and represent the eyes and ears of the community,” Sturm said. “I consider myself an advocate, a mediator, and a problem solver.” Sturm was appointed to the Baylake Corp. Board on October 20, 1998 and is also a member of the Directors Loan Committee and the Asset Management Committee.

     Executive Vice President Robert Zubella also provided shareholders with detailed information about the newly opened Baylake Bank City Center located at 301 N. Adams Street in Downtown Green Bay.

     According to Zubella, construction started on the former Boston Store building in October of 2004. The objectives of purchasing the building and opening the new Baylake Bank City Center included expanding service and drive-up convenience for customers, and creating a professional center of service for trust, private banking, commercial lending, and retail professionals, who will continue to service Baylake Bank’s seven Green Bay area financial centers.

     Zubella described the Baylake City Center floor plan, highlighting interior and exterior construction and architectural design features that were incorporated into the building for lasting appeal and overall efficiency.

     “Today is opening day at the Baylake Bank City Center, and I want to thank everyone who made it possible, especially, Isaksen Architects, LLC, and our general contractor, Bayland Buildings, Inc.,” he said.

     A question and answer period followed and Herlache responded to shareholder questions regarding 2004 audit expenses and future geographic expansion plans for Baylake Bank.

     In other business, shareholders elected Class II Directors Robert W. Agnew, George Delveaux, Jr, Dee Geurts-Bengtson, and Joseph Morgan for three-year terms.

     Baylake Bank provides complete financial services from 27 Baylake Bank financial centers located throughout Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca and Waushara Counties, and from their website at www.baylake.com.

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For More Information Contact
Steven D. Jennerjohn
Senior Vice President Accounting Division
(920) 743-5551

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